Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF CAPTARIS, INC.

The following is a list of subsidiaries of the Company, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Jurisdiction of Incorporation
Information Management Research, Inc.	Colorado
MediaTel Corporation	Delaware
Captaris International, Inc.	Washington

The following entities are wholly-owned subsidiaries of Captaris International, Inc.
Captaris International, PTY Limited	Australia
Captaris GmbH (Deutschland)	Germany
Captaris International B.V.	Netherlands
Captaris Canada Corporation (NSULC)	Nova Scotia, Canada
Captaris International, Inc. (United Kingdom Branch)	United Kingdom

Castelle	California

The following entities are wholly-owned subsidiaries of Castelle
Castelle International	Delaware
Castelle Inc.	Delaware
Castelle Europe Ltd	United Kingdom

Captaris Verwaltungs GmbH	Germany

The following entity became a wholly-owned subsidiary of Captaris Verwaltungs GmbH subsequent to December 31, 2007
Captaris Document Technologies GmbH	Germany